Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 29, 2017, relating to the consolidated financial statements of Central Garden & Pet Company, and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central Garden & Pet Company for the year ended September 30, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

December 7, 2017